EXHIBIT 10.9

Execution Copy

AMENDED AND RESTATED

MANATRON, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Table of Contents

SECTION 1 - Declaration		1
1.1	Establishment of Plan.	1
1.2	Effective Date.	1
1.3	Application to Former Employees.	1
SECTION 2 - Definitions		1
2.1	Defined Terms.	1
2.2	Administrator.	2
2.3	Agent for Service of Process.	2
2.4	Beneficiary.	2
2.5	Compensation.	3
2.6	Disability.	3
2.7	Employee.	3
2.8	Employer.	3
2.9	Participant.	3
2.10	Plan Year.	3
2.11	Spouse.	3
2.12	Surviving Spouse.	4
SECTION 3 - Participation		4
3.1	Designation as Participant.	4
3.2	Termination of Participation.	4
3.3	Participation Agreement.	4
SECTION 4 - Employer Funded Credits		4
4.1	Employer Funded Credit.	4
4.2	Credits Not Guaranteed.	4
4.3	Individual Determination.	4
SECTION 5 - Elective Deferral Credits		5
5.1	Payroll Deductions.	5
5.2	Prior Irrevocable Election.	5
SECTION 6 - Accounting; Earnings Credits		5
6.1	Accounting Records.	5
6.2	Timing of Credits.	5
6.3	Earnings Credits and Debits.	5
SECTION 7 - Vesting and Forfeiture		6
7.1	Vesting.	6
7.2	Forfeiture for Competition or Detrimental Acts.	6
7.3	Forfeiture for Termination of Employment.	7
SECTION 8 - Payment of Benefits		7
8.1	Events of Payment.	7
8.2	Form of Payment.	7
8.3	Manner of Payment.	7
8.4	Time of Payment.	8
8.5	Death.	8
8.6	Payment Upon Hardship.	8
SECTION 9 - General Provisions		8
9.1	Amendment; Termination.	8
9.2	Employment Relationship.	9
9.3	Rights Not Assignable.	9
9.4	Unsecured Obligation.	9
9.5	Construction; Interpretation.	9
9.6	Governing Law.	11
9.7	Unfunded Plan.	11

- ii -

MANATRON, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

SECTION 1

Declaration

1.1          Establishment of Plan.

          This is the Amended and Restated Manatron, Inc. Supplemental Executive Retirement Plan ("plan" or "this plan"), established by Manatron, Inc. (the "Employer"), as a supplemental nonqualified plan for a select group of management personnel employed by Employer. This plan is intended to be a plan described in Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). This plan is a nonqualified supplemental retirement program that is not subject to limitations in the Internal Revenue Code of 1986, as amended ("Code"), applicable to benefits provided through a qualified, tax-exempt employee benefit plan established under Section 401(a) of the Code.

1.2          Effective Date.

          The "Effective Date" of this plan is January 1, 2002, unless a provision of this plan specifies a different effective date. Each plan provision applies until the effective date of an amendment of that provision.

1.3          Application to Former Employees.

          Except to the extent it amends a provision of the plan that applies to former Participants or expressly states that it is applicable to former Participants, an amendment to this plan (including changes included in any restatement of the plan) shall not apply to a former Participant. If a former Participant returns to employment with the Employer after the effective date of an amendment and is designated as eligible to participate by Employer, the Participant's rights under the plan shall be determined by the plan provisions as amended and in effect at that time. Application of the provisions of the plan to a former Participant who resumes participation, whether or not benefits have been paid, shall be governed by rules adopted by the Administrator.

SECTION 2

Definitions

2.1          Defined Terms.

          Defined terms are found in the following locations:

Term	Location

Administrator	2.2
Agent for Service of Process	2.3
Beneficiary	2.4
Code	1.1

Compensation	2.5

Disability	2.6
Effective Date	1.2
Elective Deferral Credits Account	6.1
Elective Deferral Credits	5.1
Employee	2.7

Employer	2.8
Employer Funded Credits Account	6.1
Employer Funded Credit	4.1
ERISA	1.1
Participant	2.9

Participation Agreement	3.3
Plan Year	2.10
Spouse	2.11
Surviving Spouse	2.12

2.2          Administrator.

          "Administrator" means Employer.

2.3          Agent for Service of Process.

          "Agent for Service of Process" means the Administrator or the individual designated by the Administrator to accept service of process on behalf of this plan.

2.4          Beneficiary.

          "Beneficiary" means the individual, trust, or other entity designated by the Participant to receive any benefits payable under this plan after the Participant's death. A Participant may designate or change a Beneficiary by filing a signed designation with the Administrator in the form approved by the Administrator. The Participant's Will is not effective for this purpose.

          If a designation has not been properly completed and filed with the Administrator or is ineffective for any other reason, the Beneficiary shall be the Participant's Surviving Spouse. If there is no effective designation and the Participant does not have a Surviving Spouse, the Beneficiary for each date of distribution shall be the first of the following classes with a living member on the date of distribution:

          (a)          Children. The Participant's children, including those by adoption, dividing the distribution equally among the Participant's children with the living descendants of any deceased child taking their parent's share by right of representation;

          (b)          Parents. The Participant's parents, dividing the distribution equally if both parents are living; and

          (c)          Brothers and Sisters. The Participant's brothers and sisters, dividing the distribution equally among the Participant's living brothers and sisters.

If a deceased Participant has no surviving Beneficiary, the remaining balance, if any, will be paid to the Participant's estate. For purposes of this plan, "by right of representation" among a Participant's descendants shall mean that the plan benefits shall be divided into as many equal shares as the Participant has (i) then living descendants in the nearest degree of kinship to the Participant and (ii) deceased descendants in the same degree who left descendants who survived the Participant, if any. Each then living descendant in the nearest degree of kinship is allocated one share. The share of each deceased person in the same degree is divided among his or her descendants in the same manner. A posthumous child is considered as living at the death of the child's parent.

2.5          Compensation.

          "Compensation" means an Employee's "cash compensation" for the Plan Year plus any deferrals under Code Sections 125 and 401(k) and any individual deferral under this plan or any other plan of the Employer.

2.6          Disability.

          "Disability" means the inability of the Participant due to a physical or mental condition to perform the duties of the Participant's employment. The determination of Disability shall be made by the Administrator through established procedures and on the basis of reasonable medical examinations. The cost of any medical examination shall be an expense of administration of this plan.

2.7          Employee.

          "Employee" means an individual employed by the Employer who receives compensation for personal services performed for the Employer that is subject to withholding for federal income tax purposes.

2.8          Employer.

          "Employer" means Manatron, Inc., a Michigan corporation. Actions on behalf of the Employer shall be taken by the Board of Directors or by an individual or committee appointed by the Board of Directors for such purpose.

2.9          Participant.

          "Participant" means a management or highly compensated Employee who has been designated by the Board of Directors of Manatron, Inc. as eligible to participate in this plan and whose participation has not terminated.

2.10          Plan Year.

          "Plan Year" means the 12-month period beginning each January 1.

2.11          Spouse.

          "Spouse" means the Participant's husband or wife on the date the benefit is scheduled to be paid or payment is scheduled to begin. The legal existence of the spousal relationship shall be governed by the law of the state or other jurisdiction of domicile of the Participant.

2.12          Surviving Spouse.

          "Surviving Spouse" means the Spouse of the Participant at the time of the Participant's death who survives the Participant. If the Participant and Spouse die under circumstances that prevent ascertainment of the order of their deaths, it shall be presumed for this plan that the Participant survived the Spouse.

SECTION 3

Participation

3.1          Designation as Participant.

          Only management and highly compensated Employees shall be eligible to become Participants under this plan. Employer's Board of Directors shall designate those eligible Employees who shall become Participants from time to time and shall specify the effective date of participation for each Participant.

3.2          Termination of Participation.

          A Participant's status as a Participant shall continue until the earlier of termination of employment or termination of the Participant's status as a Participant by Employer's Board of Directors. A former Participant may resume participation in the plan only upon redesignation as a Participant.

3.3          Participation Agreement.

          As a condition of participation in the plan, Participant will enter into a "Participation Agreement" with the Employer in the form attached as Exhibit A.

SECTION 4

Employer Funded Credits

4.1          Employer Funded Credit.

          When first designated to participate, a Participant may be credited with an initial amount ("Employer Funded Credit") determined by Employer. Following initial designation to participate in the plan, Employer must credit a Participant with an Employer Funded Credit at least in the amount and frequency as set forth under the Participation Agreement between the Employer and the Participant.

4.2          Credits Not Guaranteed.

          Except as provided in the Participation Agreement, a Participant shall have no assurance of, or right to, an Employer Funded Credit upon initial participation or at any time thereafter.

4.3          Individual Determination.

          The amount of an Employer Funded Credit for an individual Participant shall be determined by Employer and the Participant shall be notified no later than 90 days following the end of the Employer's fiscal year.

SECTION 5

Elective Deferral Credits

5.1          Payroll Deductions.

          A Participant may elect to reduce the Participant's Compensation for a Plan Year through payroll deductions. The amount shall be in a whole percentage or a fixed dollar amount. Each payroll deduction will result in the credit of a corresponding dollar amount to be paid under this plan as deferred compensation for the Participant ("Elective Deferral Credits").

5.2          Prior Irrevocable Election.

          The election to defer Compensation under this plan shall be made by the Participant on a form provided for that purpose prior to the beginning of a Plan Year and shall become irrevocable for each Plan Year thereafter as of the beginning of the Plan Year. The deferral election shall continue in effect for each Plan Year until revoked or modified for a subsequent Plan Year. A new Participant may make an initial, irrevocable election of payroll deductions during the first 30 days of eligibility to participate applicable only to Compensation earned after the date of the election. If a new Participant does not make an election during this 30-day period, the Participant may not make an election for the initial year of participation. An election of payroll deductions for a Plan Year shall be discontinued on the date the Participant's employment terminates. The Participant shall have no claim or right to payment of the amounts deferred by payroll deductions and shall be limited solely to the rights and benefits conferred under the terms of this plan. In no event shall an election to defer Compensation become effective sooner than the beginning of the next payroll period following the date of the written, irrevocable election.

SECTION 6

Accounting; Earnings Credits

6.1          Accounting Records.

          The Administrator shall maintain separate accounting records for each Participant. Separate accounting records or subaccounting records shall be maintained for the Participant's Employer Funded Credits under Section 4 and for the Participant's Elective Deferral Credits under Section 5. These separate accounts or subaccounts for the Participant shall be respectively the Participant's "Employer Funded Credits Account" and "Elective Deferral Credits Account."

6.2          Timing of Credits.

          Each Employer Funded Credit shall be credited to the Participant's Employer Funded Credits Account as of the date specified by Employer. Elective Deferral Credits shall be credited to the Participant's Elective Deferral Credits Account as of the end of the month that includes the payroll dates on which the corresponding amounts were deducted from the Participant's Compensation.

6.3          Earnings Credits and Debits.

          Each Participant's accounts (including prior earnings credits) shall be credited with earnings credits (or debits) as follows:

          (a)          Trust.

          The Employer shall establish a trust (the "Trust") for the purpose of providing for the payment of deferred compensation under this plan. All Employer Funded Credits, Elective Deferral Credits and earning credits will be deposited into the Trust. The Trust, and any assets held in the Trust to assist Employer in meeting its obligations under this plan, will conform to the terms of the model trust described in Revenue Procedure 92-64. Notwithstanding the Trust, it is the intention of the Employer that this plan is unfunded for tax purposes and for purposes of ERISA.

          (b)          Earnings Credits.

          A Participant may designate investments for the Participant's accounts. The investments designated shall constitute hypothetical investments only, and the Trust shall not be required to actually invest in such investments. A Participant may change the designated investments at such times as mutually agreed by the parties. The Employer will credit or debit the Participant's account with earnings or losses in the amount which would have been earned or lost had the account actually been invested in the hypothetical investments. Earnings credits shall continue to accrue after a Participant's employment has terminated and until all amounts due have been paid in full.

          (c)          No Loans. The Administrator may not loan the Participant funds from the Trust.

SECTION 7

Vesting and Forfeiture

7.1          Vesting.

          Subject to Sections 7.2 and 7.3, a Participant is 100% vested with respect to all amounts in the Participant's Elective Deferral Credits Account. Until a Participant reaches the age of 55, an Employer Funded Credit will vest as follows: 1/3 will become vested immediately when granted, with the remaining 2/3 to vest in 1/3 increments over the next two years, beginning on the one year anniversary of the grant date. By way of illustration an Employer Funded Credit for the year ending December 31, 2002 will vest as follows: 33-1/3% will vest on December 31, 2002; 66-2/3% will vest on December 31, 2003; and 100% will vest on December 31, 2004. Upon the reaching the age of 55, a Participant will be 100% vested with respect to all amounts in the Participant's Employer Funded Credit Account.

7.2          Forfeiture for Competition or Detrimental Acts.

          Notwithstanding Section 7.2 above, in the event that a Participant engages in any activity deemed by the Administrator to be in competition with or detrimental to the Employer, the entire remaining unpaid amount in the Participant's Employer Funded Credits Account shall be canceled and forfeited. The forfeiture described in the preceding sentence shall not apply to the Participant's Elective Deferral Credits (but shall apply to earnings credits on Elective Deferrals). An activity will be deemed detrimental to or in competition with the Employer, if the activity violates Paragraph 2 of the Participation Agreement between the Company and the Participant.

7.3          Forfeiture for Termination of Employment..

          Except as provided in Sections 7.1 and 7.2, in the in the event that a Participant's employment with the Employer terminates, the entire remaining unvested Employer Funded Credits shall be canceled and forfeited, and notwithstanding Section 6.3(a) the Trustee will return the unvested Employer Funded Credits to the Employer.

SECTION 8

Payment of Benefits

8.1          Events of Payment.

          (a)          Termination of Employment.

          Except as set forth in Section 8.1(b), all vested amounts credited to the Participant's accounts in this plan shall be distributed as set forth in Section 8.2 on the first day of January following the later of: (i) the Participant's termination of employment; or (ii) the Participant's fifty-fifth (55th) birthday.

          (b)          Death or Disability.

          If the Participant dies or becomes disabled prior to an event of payment as set forth in Section 8.1(a), amounts credited to the Participant's accounts in this plan shall be distributed to the Participant or the Participant's Beneficiary on the first day of January following a Participant's death or Disability.

8.2          Form of Payment.

          Except for the Participant's death or Disability, distribution of the amount payable under this plan shall be made in ten (10) annual payments. The amount of each payment shall be determined by dividing the vested balance of the Participant's accounts as of the valuation date most recently preceding the time of payment by the number of installment payments remaining to be made.

          Employer may determine to pay the deferred compensation more rapidly, or in a single lump sum, in its sole discretion. The Participant and Beneficiary shall have no power or authority to require a different method of payment.

          Employer has the right to withhold and deduct from a Participant's payments, or make arrangements for the collection of, all amounts deemed necessary to satisfy federal, state and local withholding and employment-related tax requirements attributable to a Participant's payments pursuant to this plan.

          Notwithstanding the foregoing provisions, if Participant's employment is terminated involuntarily by the Employer for any reason other than as stated in Section 7.2, the entire value of the Participant's accounts shall be paid no later than 30 days following termination of employment.

8.3          Manner of Payment.

          Payments shall be made in cash directly by Employer or indirectly through the Trust established pursuant to Section 6.3(a). Employer shall not be relieved of the obligation and liability to pay the benefits of this plan to each Participant, except to the extent the payments are actually made to the Participant from the Trust.

8.4          Time of Payment.

          The initial installment payment shall be made on January 1 following the end of the calendar year that includes the event of payment described in Section 8.1. Subsequent installment payments shall be made on each anniversary of the initial payment until the total amount to be paid under this plan has been paid in full.

8.5          Death.

          (a)          Payment to Beneficiary.

          If the Participant dies after his termination of employment, but prior to payment of all amounts due under this plan, payment of all remaining amounts shall be made to the Participant's Beneficiary. Payments to a Beneficiary following a Participant's death shall continue on the date specified in Section 8.4.

          (b)          Generation-Skipping Transfer Tax.

          Notwithstanding any other provision in this plan or any related trust agreement, the Employer may withhold or direct the trustee to withhold any benefits payable to a Beneficiary as a result of the death of a Participant or any other Beneficiary until it can be determined whether a generation-skipping transfer tax, as defined in Chapter 13 of the Code, or any substitute provision therefor, is payable by the Employer or the trustee and the amount of generation-skipping transfer tax, including interest, that is due. If such tax is payable, the benefits otherwise payable hereunder shall be reduced by an amount equal to the generation-skipping transfer tax and interest. Any benefits withheld shall be payable as soon as there is a final determination of the applicable generation-skipping transfer tax and interest. No interest shall be payable to any Beneficiary for the period from the date of death to the time when the amount of benefits payable to a Beneficiary can be fully determined pursuant to this paragraph.

8.6          Payment Upon Hardship.

          At the written request of a Participant or the Participant's Beneficiary if payments are due to the Beneficiary, the Employer in its sole discretion, may authorize payment of all or a portion of the Participant's vested benefit prior to termination of the Participant's employment, upon a demonstration of financial hardship of the Participant, Beneficiary or their immediate families. Distributions as a result of a financial hardship shall be permitted only to the extent reasonably necessary to satisfy the emergency.

SECTION 9

General Provisions

9.1          Amendment; Termination.

          The Employer shall have the right at any time to amend this plan prospectively or retroactively, or to terminate this plan, provided that an amendment or termination may not reduce or revoke the accrued benefits of Participants as of the end of the Plan Year preceding the Plan Year in which the amendment or termination is adopted, nor will any amendment or termination reduce any future

Employer's obligation to make contributions pursuant to a Participation Agreement, except with the consent of the Participant.

          Upon termination of this plan, the accrued benefits of affected Participants shall become nonforfeitable, subject to the provisions of Section 7.2. Each Participant's vested accrued benefits shall be distributed in accordance with the provisions of this plan.

9.2          Employment Relationship.

          Nothing in this plan shall be construed as creating a contract of employment between the Employer and any Participant or otherwise conferring upon any Participant or other person a legal right to continuation of employment or any rights other than those specified in this plan. This plan shall not limit or affect the right of the Employer to discharge or retire a Participant.

9.3          Rights Not Assignable.

          Except for designation of a Beneficiary, amounts promised under this plan shall not be subject to assignment, conveyance, transfer, anticipation, pledge, alienation, sale, encumbrance, or charge, whether voluntary or involuntary, by the Participant or any Beneficiary of the Participant, even if directed under a qualified domestic relations order or other divorce order. An interest in any amount promised shall not provide collateral or security for a debt of a Participant or Beneficiary or be subject to garnishment, execution, assignment, levy, or to another form of judicial or administrative process or to the claim of a creditor of a Participant or Beneficiary, through legal process or otherwise. Any attempt to assign, convey, transfer, anticipate, pledge, alienate, sell, encumber, charge, or otherwise dispose of benefits payable, before actual receipt of the benefits, or a right to receive benefits, shall be void and shall not be recognized.

9.4          Unsecured Obligation.

          The right to a benefit under this plan constitutes merely the unsecured promise of Employer to pay benefits from Employer' general assets. Except as provided in Section 6.3(a), nothing contained in this plan, and no action taken pursuant to the provisions of this plan, shall create or be construed to create a trust of any kind, a fund, or any fiduciary relationship between Employer and any Participant, Beneficiary, or any other person. Any reserve or fund established by Employer in connection with this plan shall be and shall remain, until paid to any Participant or Beneficiary, solely the property and rights of Employer, subject to the rights and claims of Employer's general creditors. No Participant, Beneficiary, or any other person other than Employer shall have any right, title, or interest in or to such funds or other assets. Any right to a benefit under this plan shall be no greater than the claim of any other unsecured general creditor of Employer.

9.5          Construction; Interpretation.

          The singular includes the plural, and the plural includes the singular, unless the context clearly indicates the contrary. Capitalized terms (except those at the beginning of a sentence or part of a heading) have the meaning specified in this plan.

          All questions or issues regarding interpretation or application of the provisions of this plan, including, but not limited to, questions of eligibility for benefits, the amount of benefits, and forfeiture, payment, or termination of benefits, will be resolved by the Administrator, whose determination shall be final and binding.

9.6          Governing Law.

          This plan shall be interpreted, construed, enforced, and performed in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the state of Michigan.

9.7          Unfunded Plan.

          This shall be an unfunded plan within the meaning of ERISA. Benefits provided herein shall consist solely of aggregate unfunded credits which are the sum of Employer Funded Credits, Elective Deferral Credits, and earning credits and shall constitute only an unsecured contractual promise to pay in accordance with the terms of this plan by the Employer.

          IN WITNESS WHEREOF, this instrument is executed as an act of the Employer as of December 30, 2002.

MANATRON, INC. By /s/ Paul R. Sylvester Paul R. Sylvester its President and Chief Executive Officer